Exhibit 99.1

Founding Chairman Frank Cahouet to Retire from Board

Company Release – November 10, 2015

GREENWOOD VILLAGE, Colo.--(PR Newswire)-- National Bank Holdings Corporation (NYSE: NBHC) today announced that Frank V. Cahouet, a director and founding chairman of the Company, will retire from the Company’s Board of Directors at the end of his current term and will not stand for re-election at the Company’s 2016 Annual Meeting of Shareholders.

Tim Laney, the Company’s CEO, stated, “On behalf of the Board of Directors and management, we owe Frank a tremendous amount of gratitude for his stalwart leadership and guidance in bringing our company to where it is today in the short five years we have been in existence. Frank has not only been an outstanding leader for our Board and our company, he has personally been an invaluable mentor to me. I am deeply grateful for his advice and guidance over the past several years.”

Mr. Cahouet stated, “I am very proud to have been part of this company and see its evolution from just an idea to the successful company that it is today. This company has a very bright future. With the transformational accomplishments the company has recently achieved, I feel that this is the right time for me to retire from the Board.”

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high quality client service and committed to shareholder results. National Bank Holdings Corporation operates a network of 97 banking centers located in Colorado, the greater Kansas City region and Texas. Through the Company’s subsidiary, NBH Bank, N.A., it operates under the following brand names: Bank Midwest in Kansas and Missouri, Community Banks of Colorado in Colorado, and Hillcrest Bank in Texas. More information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain words such as “anticipate,” “believe,” “can,” “would,” “should,” “could,” “may,” “predict,” “seek,” “potential,” “will,” “estimate,” “target,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “intend” or similar expressions that relate to the Company’s strategy, plans or intentions. Forward-looking statements involve certain important risks, uncertainties and other factors, any of which could cause actual results to differ materially from those in such statements. Such factors include, without limitation, the “Risk Factors” referenced in the Company’s most recent Form 10-K filed with the Securities and Exchange Commission (SEC), other risks and uncertainties listed from time to time in our reports and documents filed with the SEC. The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of

Exhibit 99.1

this press release, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact:

Analysts/Institutional Investors:

Brian Lilly, 720-529-3315

Chief Financial Officer

blilly@nationalbankholdings.com

or

Media:

Whitney Bartelli, 816-298-2203

Chief Marketing Officer

whitney.bartelli@nbhbank.com